Exhibit 99.1

From:	EnviroStar Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

EnviroStar, Inc.  Announces Second Quarter Results

Miami, FL – February 14, 2011, – EnviroStar, Inc., (NYSE Amex: EVI), today reported revenues and earnings for the six and three month periods ended December 31, 2010.  For the first six months of fiscal 2011, revenues increased by 3.8% to $10,118,259 from $9,749,931 for the same period of fiscal 2010.  Net income increased by 42.5% to $214,066 or $.03 per share compared to net income of $150,273 or $.02 per share for the same period of fiscal 2010.

For the second quarter of fiscal 2011, revenues decreased by 14.0% to $5,264,209 from $6,121,661 in the comparable period of fiscal 2010. Net income for the period decreased by 62.9% to $82,114 or $.01 per share compared to $221,171 or $.03 per share for the second quarter of fiscal 2010.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “As mentioned in prior reports, quarterly results are not necessarily indicative of full year results as shipments are sometimes delayed due to a number of operating reasons. This is illustrated in the second quarter of fiscal 2011 which does not compare favorably to the second quarter of last year, when the Company was able to ship a good part of its backlog. However, six month results show an improvement, with sales of boilers increasing by 176.5% for the six month period and 178.6% for the three month period.”  Mr. Indelicato also stated that, “Incoming orders have been trending higher, which is a good indication that the economy is improving.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Six months ended December 31,		Three months ended December 31,
	2010	2009	2010	2009

Revenues	$10,118,259	$9,749,931	$5,264,209	$6,121,661

Income before income taxes	336,306	243,181	133,366	356,614
Provision for income taxes	132,240	92,908	51,252	135,443

Net income	$214,066	$150,273	$82,114	$221,171

Basic and diluted earnings per share	$.03	$.02	$.01	$.03

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732